Exhibit 4.5

Letter of Intent

Agreed upon and signed by:

MINERA MEXICANA EL ROSARIO, S.A. DE C.V.
Ave. La Junta 110, Col. Obrera,
Chihuahua, Chih. C.P. 31350
Mexico

(hereinafter referred to as "EL ROSARIO")
Represented by Kaare G. Foy

and by:

MINERA ACERO DEL FUEGO, S.A. DE C.V.
Ave. La Junta 110, Col. Obrera,
Chihuahua, Chih. C.P. 31350
Mexico

(hereinafter referred to as "ACERO DEL FUEGO")
Represented by: David G. Dupre

and by:

GREAT PANTHER RESOURCES LIMITED
2100 -1177 West Hastings Street,
Vancouver, BC Canada V6E 2K3

(hereinafter referred to as "GREAT PANTHER")
Represented by: Kaare G. Foy

Whereas:

1) ACERO DEL FUEGO holds a 100% interest in the Virimoa property in the mining district of Topia, Durango, Mexico (hereinafter referred to as "THE PROPERTY"), consisting of two mining claims totaling 148.0214 hectares, as listed in Schedule "A" attached hereto;

2) EL ROSARIO is a wholly-owned subsidiary of GREAT PANTHER;

3) The parties wish to sign an agreement (the "Option Agreement") allowing El ROSARIO to acquire a 100% interest in THE PROPERTY from ACERO DEL FUEGO by means of a series of cash payments from EL ROSARIO and share issuances from GREAT PANTHER over a three year period, beginning with the registration of the Option Agreement, according to the following Terms and Conditions.

Terms and Conditions

1. Within 90 days following the signature of this Letter of Intent, the parties will sign the Option Agreement, detailing the terms and conditions whereby EL ROSARIO has the option of acquiring a 100% interest in THE PROPERTY. The Option Agreement will be registered before the corresponding authorities. Once the Option Agreement is registered, EL ROSARIO will be required to make a first payment of US$20,000.00 and GREAT PANTHER will be required to issue 100,000 shares of its capital stock in favor of ACERO DEL FUEGO.

2. Should EL ROSARIO decide to continue beyond the first year of the Option Agreement, then, on or before the first anniversary, EL ROSARIO will make a cash payment of US$30,000.00 and GREAT PANTHER will issue 50,000 shares in favor of ACERO DEL FUEGO. Should EL ROSARIO decide not to continue with the option, this payment and share issuance will not be compulsory, and the Agreement will be considered to be terminated.

3. Should EL ROSARIO decide to continue beyond the second year of the Option Agreement, then, on or before the second anniversary, EL ROSARIO will make a cash payment of US$50,000.00 and GREAT PANTHER will issue 50,000 shares in favor of ACERO DEL FUEGO. Should EL ROSARIO decide not to continue with the option, this payment and share issuance will not be compulsory, and the Agreement will be considered to be terminated.

4. Should EL ROSARIO decide to continue beyond the third year of the Option Agreement, then, on or before the third anniversary, EL ROSARIO must inform ACERO DEL FUEGO, through a written notification, of its wish to exercise the Option. Upon receiving such notification, ACERO DEL FUEGO will sign and deliver all necessary documentation for the transfer of ownership of the 100% interest in the properties in favor of EL ROSARIO. Once this is completed, and within the next 15 days, EL ROSARIO will make an additional cash payment of US$200,000.00 and GREAT PANTHER will issue 100,000 shares in favor of ACERO DEL FUEGO in order to complete the amount of US$300,000.00 in cash and 300,000 shares of GREAT PANTHER. However, if EL ROSARIO decides not to exercise the option, this last payment and share issuance will not be compulsory.

5. Should EL ROSARIO exercise the option, ACERO DEL FUEGO will retain a 2% Net Smelter Royalty in any production from THE PROPERTY, 1% of which can be purchased for US$1,000,000.00.

6. From the date on which the Option Agreement is registered, EL ROSARIO will be responsible for the Tax payments on the claims subject to the Agreement, and for the upkeep of these payments until the exercise of the Option or the return of the claims to ACERO DEL FUEGO.

7. All parties agree that the termination of this Letter of Intent, and subsequently, the Option Agreement, will be unilateral and can only be carried out by the decision of EL ROSARIO, according to the results obtained from exploration and sampling.

8. Should the Option not be exercised by EL ROSARIO, copies of the information and results of the exploration taken place on the claims will be given free of charge to ACERO DEL FUEGO.

This Letter of Intent is not intended to be a comprehensive document, and therefore, will be replaced by the Option Agreement within the next 90 days after the signing of this letter. The Option Agreement will include the normal clauses that cover Tax payments on the claims, programs and work reports, notices, payments, exploration investments, etc.

This Letter of Intent was agreed upon and signed by the representatives of both sides in the city of Vancouver, Canada on the 4th of January of the year 2005.

By ACERO DEL FUEGO:

/s/ David G. Dupre
______________________________________
David G. Dupre, P.Geo.

By EL ROSARIO:

/s/ Kaare G. Foy
______________________________________
Kaare G. Foy

By GREAT PANTHER:

/s/ Kaare G. Foy
______________________________________
Kaare G. Foy

SCHEDULE "A"

List of the mining claims that are the subject of this Letter of Intent:

Name of the claim	Hectares	Title Number
1. Gladis:	75.4260	210573
2. Gladis 1:	72.5954	210572
Total Surface Area:	148.0214